EXHIBIT 11.1
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                   FOODBRANDS AMERICA, INC. AND SUBSIDIARIES

                 CALCULATION OF EARNINGS PER SHARE - UNAUDITED
            (Dollar amounts in thousands, except per share figures)

                                   Three Months Ended   Six Months Ended
                                   __________________  __________________
                                   June 29,   July 1,  June 29,   July 1,
                                     1996      1995      1996      1995
                                   ________   _______  ________   _______
Income from continuing operations  $  8,707  $  1,932   $10,829  $  3,724
Loss from discontinued
 operations                            -       (1,766)     -       (4,121)
Loss on disposal of discontinued
 operations                            -      (38,526)     -      (38,526)
Extraordinary loss on early
 extinguishment of debt              (5,051)     -       (5,051)     -
                                   ________  ________   _______  ________
Net income (loss)                  $  3,656  $(38,360)  $ 5,778  $(38,923)
                                   ========  ========   =======  ========
Primary earnings per share:

   Weighted average number of
    common shares outstanding        12,471    12,448    12,470    12,448
   Common stock equivalents:
     Dilutive options and warrants     -         -         -         -
                                     ______    ______    ______    ______
   Weighted average number of
    common and common equivalent
    shares outstanding               12,471    12,448    12,470    12,448
                                     ======    ======    ======    ======

   Income from continuing
    operations                       $ 0.70    $ 0.16    $ 0.87    $ 0.30
   Loss from discontinued
    operations                          -       (0.14)      -       (0.33)
   Loss on disposal of
    discontinued operations             -       (3.09)      -       (3.09)
   Extraordinary loss on early
    extinguishment of debt            (0.41)      -       (0.41)      -
                                     ______    ______    ______    ______

     Net income (loss) per share     $ 0.29    $(3.07)   $ 0.46    $(3.12)
                                     ======    ======    ======    ======

Fully diluted earnings per share:

   Weighted average number of
    common shares outstanding        12,471    12,448    12,470    12,448
   Common stock equivalents:
     Dilutive options and warrants      193      -          193      -
                                     ______    ______    ______    ______
   Weighted average number of
    common and common equivalent
    shares outstanding               12,664    12,448    12,663    12,448
                                     ======    ======    ======    ======

   Income from continuing
    operations                       $ 0.69    $ 0.16    $ 0.86    $ 0.30
   Loss from discontinued
    operations                          -       (0.14)      -       (0.33)
   Loss on disposal of
    discontinued operations             -       (3.09)      -       (3.09)
   Extraordinary loss on early
    extinguishment of debt            (0.40)      -       (0.40)      -
                                     ______    ______    ______    ______

     Net income (loss) per share     $ 0.29    $(3.07)   $ 0.46    $(3.12)
                                     ======    ======    ======    ======
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